Exhibit 10.30

DIRECTOR SUPPLEMENTAL RETIREMENT PLAN

DIRECTOR AGREEMENT

THIS AGREEMENT is made and entered into this 21st day of October, 2005, by and between The East Carolina Bank, a bank organized and existing under the laws of the State of North Carolina (hereinafter referred to as the “Bank”), and                         , a Director of the Bank (hereinafter referred to as the “Director”).

WHEREAS, the Director is now in the service of the Bank and has for many years faithfully served the Bank. It is the consensus of the Board of Directors (hereinafter referred to as the “Board”) that the Director’s services have been of exceptional merit, in excess of the compensation paid and an invaluable contribution to the profits and position of the Bank in its field of activity. The Board further believes that the Director’s experience, knowledge of corporate affairs, reputation and industry contacts are of such value, and the Director’s continued services so essential to the Bank’s future growth and profits, that it would suffer severe financial loss should the Director terminate his/her service on the Board;

ACCORDINGLY, the Board has adopted the Director Supplemental Retirement Plan Director Agreement (hereinafter referred to as the “Director Plan”) and it is the desire of the Bank and the Director to enter into this Agreement under which the Bank will agree to make certain payments to the Director upon the Director’s retirement or to the Director’s beneficiary(ies) in the event of the Director’s death pursuant to the Director Plan;

FURTHERMORE, it is the intent of the parties hereto that this Director Plan be considered an unfunded arrangement maintained primarily to provide supplemental retirement benefits for the Director, and be considered a non-qualified benefit plan for purposes of the Employee Retirement Security Act of 1974, as amended (“ERISA”). The Director is fully advised of the Bank’s financial status and has had substantial input in the design and operation of this benefit plan; and

NOW THEREFORE, in consideration of services the Director has performed in the past and those to be performed in the future, and based upon the mutual promises and covenants herein contained, the Bank and the Director agree as follows:

I.	DEFINITIONS

A.	Effective Date:

The Effective Date of the Director Plan shall be June 17, 2005.

B.	Plan Year:

Any reference to the “Plan Year” shall mean a calendar year from January 1st to December 31st. In the year of implementation, the term “Plan Year” shall mean the period from the Effective Date to December 31st of the year of the Effective Date.

C.	Retirement Date:

Retirement Date shall mean the first day of the calendar month following the latter of (i) the date in which the Director reaches age seventy (70) or (ii) the date upon which the Director actually retires from service with the Bank after reaching age seventy (70).

D.	Termination of Service:

Termination of Service shall mean the Director’s voluntary resignation of service by the Director or the Bank’s discharge of the Director without cause, prior to the Normal Retirement Age (Subparagraph I [J]).

E	Pre-Retirement Account

A Pre-Retirement Account shall be established as a liability reserve account on the books of the Bank for the benefit of the Director or Prior to the Director’s Retirement Date (Subparagraph I [C]), such liability reserve account shall be increased or decreased each Plan Year, until the aforestated event occurs, by the Index Retirement Benefit, Subparagraph I [F]). Said Pre-Retirement Account shall be credited interest at a rate of eight percent (8%) each Plan Year or until the entire Pre-Retirement Account is entirely paid to the Director or the Director’s beneficiary, and said Pre-Retirement Account balance is zero.

F.	Index Retirement Benefit:

In the event the Director receives the retirement benefit set forth in Subparagraph II (A) herein, the Index Retirement Benefit for the Director in the Director Plan for each Plan Year shall be equal to the excess (if any) of the Index (Subparagraph I [G]) for that Plan Year over the Opportunity Cost (Subparagraph I [H]) for that Plan Year.

G.	Index:

The Index for any Plan Year shall be the aggregate annual after-tax income from the life insurance contract(s) described hereinafter as defined by FASB Technical Bulletin 85-4. This Index shall be applied as if such insurance contract(s) were purchased on the Effective Date of the Director Plan.

Insurance Company:	Jefferson Pilot Life Insurance Company

Policy Form:	ESP 200 GI

Policy Name:	Flexible Premium Adjustable Life

Insured’s Age and Sex:	52, Male

Riders:	None

Ratings:	None

Option:	Level

Face Amount:

Premiums Paid:	$50,000

Number of Premium Payments:	One

Assumed Purchase Date:	June 17, 2005

Insurance Company:	Mass Mutual Life Insurance Company

Policy Form:	Flexible Premium Adjustable Life

Policy Name:	SL11B

Insured’s Age and Sex:	52, Male

Riders:	None

Ratings:	None

Option:	Level

Face Amount:

Premiums Paid:	$50,000

Number of Premium Payments:	One

Assumed Purchase Date:	June 17, 2005

If such contracts of life insurance are actually purchased by the Bank, then the actual policies as of the dates they were actually purchased shall be used in calculations under this Director Plan. If such contracts of life insurance are not purchased or are subsequently surrendered or lapsed, then the Bank shall receive annual policy illustrations that assume the above-described policies were purchased or had not subsequently surrendered or lapsed. Said illustration shall be received from the respective insurance companies and will indicate the increase in policy values for purposes of calculating the amount of the Index.

In either case, references to the life insurance contracts are merely for purposes of calculating a benefit. The Bank has no obligation to purchase such life insurance and, if purchased, the Director and the Director’s beneficiary(ies) shall have no ownership interest in such policy and shall always have no greater interest in the benefits under this Director Plan than that of an unsecured creditor of the Bank.

H.	Opportunity Cost:

The Opportunity Cost for any Plan Year shall be calculated by taking the sum of the amount of premiums for the life insurance policies described in the definition of “Index” plus the amount of any after-tax benefits paid to the Director pursuant to the Director Plan (Paragraph II hereinafter) plus the amount of all previous years’ after-tax Opportunity Cost, and multiplying that sum by the greater of either one of the following: (i) the average after tax yield of a one-year Treasury bill, or (ii) the Bank’s average annualized after-tax Cost of Funds Expense as determined by the Bank’s third quarter call report as filed with the appropriate regulatory agency.

I.	Change of Control:

Change of Control shall be defined as the occurrence of any one of the following:

a.	the acquisition of more than fifty percent (50%) of the value or voting power of the Bank’s stock by a person or group;

b.	the acquisition in a period of twelve months or less of at least thirty-five percent (35%) of the Bank’s stock by a person or group;

c.	the replacement of a majority of the Bank’s board in a period of twelve months or less by Directors who are not endorsed by a majority of the current board members; or

d.	the acquisition in a period of twelve months or less of forty percent (40%) or more of the Bank’s assets by an unrelated entity.

For the purpose of this Director Plan, transfers on account of deaths to or gifts, transfers between family members or transfer to a qualified retirement plan maintained by the Bank shall not be considered in determining whether there has been a Change in Control.

J.	Normal Retirement Age:

Normal Retirement Age shall mean the date on which the Director attains age seventy (70).

II.	INDEX BENEFITS

A.	Retirement Benefits:

Subject to Subparagraph II (D) hereinafter, a Director who remains on the Board until the Normal Retirement Age (Subparagraph I [J]) shall be entitled to receive the balance in the Pre-Retirement Account in one hundred eighty (180) equal monthly installments commencing thirty (30) days following the Director’s retirement.

B.	Termination of Service:

Subject to Subparagraphs II (D) should the Director suffer a Termination of Service the Director shall be entitled to receive the following percentage set forth hereinbelow of the balance of the Pre-Retirement Account payable to the Director in one hundred eighty (180) equal monthly installments commencing thirty (30) days following the Director’s Normal Retirement Age (Subparagraph I [J])

Subsequent to one (1) full year on the Board of Directors of the Bank	20% for each full year of service from the date of first service to a maximum of 100%

C.	Death:

Should the Director die while there is a balance in the Director’s Pre-Retirement Account (Subparagraph I [E]), said unpaid balance shall be paid in a lump sum to the individual or individuals the Director may have designated in writing and filed with the Bank. In the absence of any effective beneficiary designation, the unpaid balance shall be paid as set forth herein to the duly qualified executor or administrator of the Director’s estate. Said payments due hereunder shall be made the first day of the second month following the decease of the Director.

D.	Discharge for Cause:

All rights of the Director hereunder shall cease and terminate immediately in the event of a termination of Director’s service with Bank “with cause.” The term “with cause” shall be deemed to mean, but is not limited to, personal dishonesty, incompetence, willful material misconduct, breach of fiduciary duty, failure to perform the obligations of the Director as stated herein, willful violation of any law, rule, or regulation (other than minor traffic infractions), or, any material breach of any provision of this agreement. If a dispute arises as to discharge “with cause,” such dispute shall be resolved by arbitration as set forth in this Director Plan. In the alternative, if the Director is permitted to resign due to inappropriate conduct as defined above, the Board of Directors may vote to deny all benefits. A majority decision by the Board of Directors is required for forfeiture of the Director’s benefits.

E.	Disability Benefit:

In the event the Director becomes disabled, as defined herein, prior to any Termination of Service, and the Director’s service with the Bank is terminated because of such disability, the Director, upon submission of written documentation and verification of disability satisfactory to the Bank, shall receive one hundred percent (100%) of the benefit amount provided in Subparagraph II (A) above. Said benefit shall be paid in a lump sum, without regard to the Director’s Normal Retirement Age (Subparagraph I [J]), thirty (30) days following such termination of service. A Director is considered disabled if he or she is: [1] unable to engage in any substantial or mental impairment which can be expected to last for a continuous period of not less than twelve (12) months; or [2] by reason of any medically determinable physical or mental impairment to which can be expected to result in death or can be expected to last for a continuous period for a period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than 3 (3) months under an accident and health plan covering the Director of the Bank. If there is a dispute regarding whether the Director is disabled, such dispute shall be resolved by a physician selected by the Bank and such resolution shall be binding upon all parties to this Agreement.

F.	Death Benefit:

Except as set forth above, there is no death benefit provided under this Agreement.

G.	Long Term Care Policy Option:

The Director shall have the option, prior to receipt of any benefits under the terms of this Agreement, to elect a long term care policy to be provided by the Bank. Said option to receive said long term care policy shall be exercised prior to receipt of any benefit set forth in this Agreement and said election shall be made within thirty (30) days of execution of this Agreement.

The value of the long term care policy provided by the Bank shall be equal to the Index Retirement Benefit (Subparagraph I [F]) for each Plan Year from the date the policy is provided by the Bank until the date the long term care policy terminates as set forth hereinbelow. The long term care policy provided by the Bank shall continue until the policy is either paid in full or the Director dies, at which time said policy shall terminate.

If the Director elects said long term care policy, then, on the date said long term care policy is provided, the balance in the Director’s accrued liability retirement account on said date shall be credited interest on each anniversary date of said long term care policy at a rate equal to the yield of a one-year Treasury Bill. The balance of said accrued liability retirement account, with interest, shall be paid to the Director in a lump sum within thirty (30) days of the Director’s Retirement Date (Subparagraph I [C]).

Upon the exercise of the option set forth herein, the Director shall not be entitled to any benefit set forth in Subparagraphs II (A), (B), (E), or Paragraph IV.

III.	RESTRICTIONS UPON FUNDING

The Bank shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Director Plan. The Director, their beneficiary(ies), or any successor in interest shall be and remain simply a general creditor of the Bank in the same manner as any other creditor having a general claim for matured and unpaid compensation.

The Bank reserves the absolute right, at its sole discretion, to either fund the obligations undertaken by this Director Plan or to refrain from funding the same and to determine the extent, nature and method of such funding. Should the Bank elect to fund this Director Plan, in whole or in part, through the purchase of life insurance, mutual funds, disability policies or annuities, the Bank reserves the absolute right, in its sole discretion, to terminate such funding at any time, in whole or in part. At no time shall any Director be deemed to have any lien nor right, title or interest in or to any specific funding investment or to any assets of the Bank.

If the Bank elects to invest in a life insurance, disability or annuity policy upon the life of the Director, then the Director shall assist the Bank by freely submitting to a physical exam and supplying such additional information necessary to obtain such insurance or annuities.

IV.	CHANGE OF CONTROL

Notwithstanding other terms of this Agreement, upon a Change of Control (Subparagraph I [I]), if the Director subsequently suffers a Termination of Service (Subparagraph I [D]), then the Director shall receive the benefits promised in this Director Plan (Subparagraph II [A]) upon attaining Normal Retirement Age (Subparagraph I [J]), as if the Director had been continuously serving the Bank until the Director’s Normal Retirement Age. The Director will also remain eligible for all promised death benefits in this Director Plan. In addition, no sale, merger, or consolidation of the Bank shall take place unless the new or surviving entity expressly acknowledges the obligations under this Director Plan and agrees to abide by its terms.

V.	MISCELLANEOUS

A.	Alienability and Assignment Prohibition:

Neither the Director, nor the Director’s surviving spouse, nor any other beneficiary(ies) under this Director Plan shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Director or the Director’s beneficiary(ies), nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event the Director or any beneficiary attempts assignment, commutation, hypothecation, transfer or disposal of the benefits hereunder, the Bank’s liabilities shall forthwith cease and terminate.

B.	Binding Obligation of the Bank and any Successor in Interest:

The Bank shall not merge or consolidate into or with another bank or sell substantially all of its assets to another bank, firm or person until such bank, firm or person expressly agrees, in writing, to assume and discharge the duties and obligations of the Bank under this Director Plan. This Director Plan shall be binding upon the parties hereto, their successors, beneficiaries, heirs and personal representatives.

C.	Amendment or Revocation:

Subject to Paragraph VII, it is agreed by and between the parties hereto that, during the lifetime of the Director, this Director Plan may be amended or revoked at any time or times, in whole or in part, by the mutual written consent of the Director and the Bank.

D.	Gender:

Whenever in this Director Plan words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

E.	Effect on Other Bank Benefit Plans:

Nothing contained in this Director Plan shall affect the right of the Director to participate in or be covered by any qualified or non-qualified pension, profit-sharing, group, bonus or other supplemental compensation or fringe benefit plan constituting a part of the Bank’s existing or future compensation structure.

F.	Headings:

Headings and subheadings in this Director Plan are inserted for reference and convenience only and shall not be deemed a part of this Director Plan.

G.	Applicable Law:

The validity and interpretation of this Agreement shall be governed by the laws of the State of North Carolina.

H.	12 U.S.C. § 1828(k):

Any payments made to the Director pursuant to this Director Plan, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) or any regulations promulgated thereunder.

I.	Partial Invalidity:

If any term, provision, covenant, or condition of this Director Plan is determined by an arbitrator or a court, as the case may be, to be invalid, void, or unenforceable, such determination shall not render any other term, provision, covenant, or condition invalid, void, or unenforceable, and the Director Plan shall remain in full force and effect notwithstanding such partial invalidity.

J.	Notices:

All notices required or permitted to be given pursuant to this Agreement shall be in writing, unless otherwise specified, and shall be delivered personally, deposited in the United States mail, registered or certified and postage prepaid with return receipt requested, or deposited with a reputable overnight courier which provides a day and time stamped receipt, addressed to Director, Bank or Trustee, as applicable, at the address set forth herein or to such other address as hereafter may be furnished to the other parties in writing pursuant to this paragraph. All notices so given shall be deemed effective and received upon the earlier of (i) actual receipt, (ii) receipt and refusal; or (iii) five (5) days from (1) the postmark date, if deposited with the United States Postal Service, or (2) the date of deposit, if deposited with an overnight courier, unless otherwise provided herein.

Bank:	The East Carolina Bank
Hwy. 264
Engelhard, North Carolina 27824

Trustee:	Davis A. Sawyer
Eastern Bank
151 Campanelli Drive
Middleborough, MA 02346

Director:

VI.	ERISA PROVISION

A.	Named Fiduciary and Plan Administrator:

The “Named Fiduciary and Plan Administrator” of this Director Plan shall be The East Carolina Bank. As Named Fiduciary and Plan Administrator, the Bank shall be responsible for the management, control and administration of the Director Plan. The Named Fiduciary may delegate to others certain aspects of the management and operation responsibilities of the Director Plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

B.	Claims Procedure and Arbitration:

In the event a dispute arises over benefits under this Director Plan and benefits are not paid to the Director (or to the Director’s beneficiary(ies) in the case of the Director’s death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Named Fiduciary and Plan Administrator named above within sixty (60) days from the date payments are refused. The Named Fiduciary and Plan Administrator shall review the written claim and if the claim is denied, in whole or in part, they shall provide in writing within sixty (60) days of receipt of such claim the specific reasons for such denial, reference to the provisions of this Director Plan upon which the denial is based and any additional material or information necessary to perfect the claim. Such written notice shall further indicate the additional steps to be taken by claimants if a further review of the claim denial is desired. A claim shall be deemed denied if the Named Fiduciary and Plan Administrator fail to take any action within the aforesaid sixty-day period.

If claimants desire a second review they shall notify the Named Fiduciary and Plan Administrator in writing within sixty (60) days of the first claim denial. Claimants may review this Director Plan or any documents relating thereto and submit any written issues and comments it may feel appropriate. In their sole discretion, the Named Fiduciary and Plan Administrator shall then review the second claim and provide a written decision within sixty (60) days of receipt of such claim. This decision shall likewise state the specific reasons for the decision and shall include reference to specific provisions of the Plan Agreement upon which the decision is based.

If claimants continue to dispute the benefit denial based upon completed performance of this Director Plan or the meaning and effect of the terms and conditions thereof, then claimants may submit the dispute to an arbitrator for final arbitration. The arbitrator shall be selected by mutual agreement of the Bank and the claimants. The arbitrator shall operate under any generally recognized set of arbitration rules. The parties hereto agree that they and their heirs, personal representatives, successors and assigns shall be bound by the decision of such arbitrator with respect to any controversy properly submitted to it for determination.

Where a dispute arises as to the Bank’s discharge of the Director “for cause,” such dispute shall likewise be submitted to arbitration as above described and the parties hereto agree to be bound by the decision thereunder.

VII.	TERMINATION OR MODIFICATION OF AGREEMENT BY REASON OF CHANGES IN THE LAW, RULES OR REGULATIONS

The Bank is entering into this Agreement upon the assumption that certain existing tax laws, rules and regulations will continue in effect in their current form. If any said assumptions should change and said change has a detrimental effect on this Director Plan, then the Bank reserves the right to terminate or modify this Agreement accordingly. Upon a Change of Control (Subparagraph I [I]), this paragraph shall become null and void effective immediately upon said Change of Control.

IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Agreement and executed the original thereof on the first day set forth hereinabove, and that upon execution, each has received a conforming copy.

THE EAST CAROLINA BANK Engelhard, North Carolina

BY:
Witness		(Bank Officer other than Insured)	Title

Witness